Exhibit 5.3

Our ref: NDT/PJK/CJPE Your ref: Direct line: +44 (0)20 7919 1767

25 January 2007

Intelsat (Bermuda), Ltd

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM08

Bermuda

Dear Sirs

REGISTRATION BY INTELSAT (BERMUDA), LTD. OF NEW FIXED AND FLOATING RATE SENIOR NOTES

1.	INTRODUCTION

In our capacity as English solicitors to Intelsat Global Sales & Marketing Ltd. (“IGSM”) and Intelsat UK Financial Services Limited (“IUKFS”) (together, the “Companies”) and in connection with the registration under the Securities Act of 1933, as amended, on Form S-4, as filed on or about the date of this letter (the “Registration Statement”), of senior floating rate notes due 2015 (the “Refinancing Notes”), senior floating rate notes due 2013 and 11.25% senior notes due 2016 (the “Unguaranteed PanAmSat Acquisition Notes”) and 9.25% senior notes due 2016 (the “Guaranteed PanAmSat Acquisition Notes”) issued and to be issued by Intelsat (Bermuda), Ltd. (the “Issuer”), pursuant to and under the terms of a note exchange offer document contained in the Registration Statement, and, (i) in the case of the Refinancing Notes, an indenture dated 12 January 2007 made between the Issuer, Wells Fargo Bank, National Association (the “Trustee”) and Intelsat, Ltd., (ii) in the case of the Unguaranteed PanAmSat Acquisition Notes, an indenture dated as of 3 July 2006 made between the Issuer, the Trustee and Intelsat Ltd. and, (iii) in the case of the Guaranteed PanAmSat Acquisition Notes, an indenture dated as of 3 July 2006 made between the Issuer, the Trustee, Intelsat Ltd. and the subsidiary guarantors named therein (the “Guaranteed PanAmSat Acquisition Notes Indenture”), we have been asked to give an opinion in relation to the guarantees, granted by each of IUKFS and IGSM, in respect of the obligations of the Issuer under the Notes pursuant to the Guaranteed PanAmSat Acquisition Notes Indenture. The opinion set out in this letter is being given pursuant to the Securities and Exchange Commission Regulation S-K, Item 601(b)(5).

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Terms defined in the Guaranteed PanAmSat Acquisition Notes Indenture shall, unless otherwise defined in this letter, have the same meanings when used in this letter.

2.	DOCUMENTS

For the purpose of giving the opinions set out in paragraph 4 of this letter we have examined the following documents:

2.1	a copy of the executed Guaranteed PanAmSat Acquisition Notes Indenture;

2.2	a copy of the Registration Statement;

2.3	a copy of the memorandum of association and articles of association of IGSM, certified as being true and correct copies as at 3 July 2006 by the company secretary of IGSM;

2.4	a copy of written resolutions signed by the directors of IGSM dated 15 June 2006 passed pursuant to regulation 114 of IGSM articles of association approving execution of the Guaranteed PanAmSat Acquisition Notes Indenture;

2.5	the results of our search on 30 June 2006, updated 25 January 2007, of the public records of IGSM on file and available for inspection by the public at the Companies Registry;

2.6	a copy of the memorandum of association and articles of association of IUKFS, certified as being true and correct copies as at 3 July 2006 by the company secretary of IUKFS;

2.7	a copy of written resolutions signed by the directors of IUKFS dated 15 June 2006 passed pursuant to regulation 114 of IUKFS’ articles of association approving execution of the Guaranteed PanAmSat Acquisition Notes Indenture; and

2.8	the results of our search on 30 June 2006, updated 25 January 2007, of the public records of IUKFS on file and available for inspection by the public at the Companies Registry.

We have also made an enquiry by telephone of the Central Index of Winding-Up and Administration Petitions in respect of each of IGSM and IUKFS on 25 January 2007 at 10.59 a.m. and 11.00 a.m., respectively.

Except as stated above we have not examined any other documents, and have not made any other enquiries, concerning the Companies.

3.	ASSUMPTIONS

For the purpose of this letter we have assumed (without making any investigation) that:

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3.1	all documents submitted to us as originals are authentic and complete;

3.2	all documents submitted to us in electronic form or as photocopies or facsimile transmitted copies or other copies of originals conform to the originals and all such originals are authentic and complete;

3.3	all signatures on any documents submitted to us are genuine;

3.4	there have been no amendments to the memorandum of association or the articles of association of either of the Companies in the form examined by us;

3.5	the resolutions of the board of directors of IGSM referred to in paragraph 2.4 were duly signed by all of the duly appointed directors of IGSM and have not been amended or rescinded and are in full force and effect and that no director of IGSM acted in breach of his fiduciary duties in agreeing to the resolutions;

3.6	the resolutions of the directors of IUKFS referred to in paragraph 2.7 above were duly signed by all of the duly appointed directors of IUKFS and have not been amended or rescinded and are in full force and effect and that no director of IUKFS acted in breach of his fiduciary duties in agreeing to the resolutions;

3.7	each director of IGSM and IUKFS disclosed any interest which he or she may have in the transactions to which the Guaranteed PanAmSat Acquisition Notes Indenture relates in accordance with the provisions of the Companies Act 1985 and the articles of association of the relevant Company and none of the directors of either of the Companies has any interest in such transactions except to the extent permitted by the articles of association of the relevant Company;

3.8	the Guaranteed PanAmSat Acquisition Notes Indenture has been executed by the persons authorised to execute the same by the resolutions of the board of directors of IGSM or the written resolutions of the board of directors of IUKFS referred to in paragraph 2.4 and paragraph 2.7, respectively, above and has been duly delivered by or on behalf of the relevant Company;

3.9	the Guaranteed PanAmSat Acquisition Notes Indenture was entered into by the Companies in good faith and for the purpose of carrying on their respective businesses and at the time that the Guaranteed PanAmSat Acquisition Notes Indenture was entered into:

(a)

there were reasonable grounds for believing, and the directors of each of the Companies did believe that, the transactions to which the Guaranteed PanAmSat Acquisition Notes Indenture relates would benefit the relevant Company and the execution and delivery by that Company of the Guaranteed PanAmSat Acquisition Notes

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Indenture, and the exercise of its rights and performance of its obligations thereunder, would materially benefit that Company;

(b)	neither of the Companies was unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (for which purpose account is to be taken of its contingent and prospective liabilities) and neither has become so unable to pay its debts in consequence of entering into or performing its obligations under the Guaranteed PanAmSat Acquisition Notes Indenture; and

(c)	neither of the Companies has passed a voluntary winding-up resolution, no petition has been presented or order made by a court for the winding-up or dissolution of either of the Companies, no application has been presented or order made by a court for the administration of either of the Companies, no documents have been filed with the court for the appointment of an administrator in respect of either of the Companies nor has any notice of intention to appoint an administrator been given in respect of either of the Companies and no receiver, trustee, administrator, administrative receiver or similar officer has been appointed in relation to either of the Companies or any of their respective assets or revenues;

3.10	the results of the searches referred to in paragraph 2.5 and paragraph 2.8 above as produced to us are true and complete copies of the file of records maintained at the Companies Registry concerning each of the Companies as reproduced on microfiche for public inspection, such files were complete, accurate and up-to-date at the time of the relevant search and there has been no alteration in the status or condition of the Companies as represented by the microfiche files so produced;

3.11	the information disclosed in response to our telephone enquiries at the Central Index of Winding-Up and Administration Petitions was accurate at the time of such enquiries and such response did not fail to disclose any matters which it should have disclosed and which are relevant for the purposes of the opinion set out in this letter and since the time of such enquiries there has been no alteration in the status or condition of either of the Companies as represented in such response;

3.12	all parties (other than the Companies) had the capacity, power and authority to enter into the Guaranteed PanAmSat Acquisition Notes Indenture, the Guaranteed PanAmSat Acquisition Notes Indenture was duly authorised, executed and delivered by such parties and the obligations of all parties under any applicable law other than English law and of all parties to the Guaranteed PanAmSat Acquisition Notes Indenture (other than the Companies) under English law are valid and legally binding;

3.13	without limiting paragraph 3.12 above, the Guaranteed PanAmSat Acquisition Notes Indenture creates valid and legally binding and

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enforceable obligations under the laws of the State of New York, by which it is expressed to be governed;

3.14	the choice of the laws of the State of New York to govern the Guaranteed PanAmSat Acquisition Notes Indenture was freely made in good faith by each of the parties thereto and there is no reason for avoiding such choice on the grounds of public policy;

3.15	the Guaranteed PanAmSat Acquisition Notes Indenture accurately records all terms agreed between the parties thereto and have not been terminated, modified, superseded or varied and no obligation thereunder has been waived;

3.16	the documents listed in paragraph 2 above contain all information which is relevant for the purposes of our opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter;

3.17	none of the parties is or will be seeking to achieve any purpose not apparent from the Guaranteed PanAmSat Acquisition Notes Indenture which might render the Guaranteed PanAmSat Acquisition Notes Indenture illegal or void;

3.18	the execution of the Guaranteed PanAmSat Acquisition Notes Indenture did not constitute the giving of unlawful financial assistance by the Companies under Section 151 of the Companies Act 1985;

3.19	there is nothing in any document referred to in the Guaranteed PanAmSat Acquisition Notes Indenture (other than the documents listed in paragraph 2 of this letter) which would have any implications for the opinions we express in this letter; and

3.20	there are no provisions of the laws of any jurisdiction outside England which would have any implication for the opinions we express in this letter and, insofar as the laws of any jurisdiction outside England may be relevant, such laws have been or will be complied with.

We have made such examination of the laws of England as currently applied by English courts as in our judgment is necessary for the purpose of this letter. We do not purport to be qualified to express an opinion, and we do not express any opinion, as to the laws of any jurisdiction other than England. We do not express any opinion on European Community law as it affects any jurisdiction other than England. The opinions given herein are strictly limited to the matters stated in paragraph 4 below and do not extend to any other matters.

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This letter is governed by and shall be construed in accordance with English law.

4.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this letter and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

4.1	the Companies are companies duly incorporated under the laws of England as private limited liability companies;

4.2	the Companies have corporate power to enter into and perform their respective obligations under the Guaranteed PanAmSat Acquisition Notes Indenture;

4.3	the Companies have taken all necessary corporate action to authorise the execution and delivery of the Guaranteed PanAmSat Acquisition Notes Indenture and the performance by the Companies of their respective obligations thereunder;

4.4	the Guaranteed PanAmSat Acquisition Notes Indenture has been duly executed and delivered by the relevant Company;

4.5	the execution and delivery by the Companies of the Guaranteed PanAmSat Acquisition Notes Indenture and the performance by the Companies of their respective obligations thereunder will not contravene any provisions of the memorandum of association or the articles of association of the Companies;

4.6	the obligations of the Companies contained in the Guaranteed PanAmSat Acquisition Notes Indenture, in particular the obligation of the Companies to guarantee the obligations of the Issuer in respect of the Notes, constitute valid and legally binding obligations of the Companies under the laws of England, to the extent that such laws apply thereto; and

4.7	it is not necessary to file, register or record the Guaranteed PanAmSat Acquisition Notes Indenture in any public office in England in order to ensure the legality or validity of the Guaranteed PanAmSat Acquisition Notes Indenture.

5.	QUALIFICATIONS

The opinions expressed in this letter are subject to the following qualifications:

5.1	the opinion expressed in paragraph 4.1 above is based on the assumption set out in paragraph 3.10;

5.2	it should be noted that:

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(a)	a search at the Companies Registry is not capable of revealing whether or not a winding-up petition or an application for the making of an administration order has been presented or whether or not any documents have been filed with the court for the appointment of an administrator or any notice of intention to appoint an administrator has been given;

(b)	notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver or administrator may not be filed at the Companies Registry immediately and there may be a delay in the relevant notice appearing on the file of the company concerned; and

(c)	a telephone enquiry of the Central Index of Winding-Up and Administration Petitions relates only to compulsory winding-up and to the appointment of an administrator by an administration order of the court and is not conclusively capable of revealing whether or not a petition in respect of a compulsory winding up, or an application for an administration order, has been presented since there may be a delay in notice of such a petition or, as the case may be, application being entered on the records of the Central Index and a petition or application presented to a County Court may not have been notified to the Central Index and so may not appear on the records at all;

5.3	we express no opinion on the effectiveness of any of the provisions of the Guaranteed PanAmSat Acquisition Notes Indenture, since it is governed by the laws of the State of New York;

5.4	the validity of the Guaranteed PanAmSat Acquisition Notes Indenture may be limited by statutes of limitation, lapse of time and by laws relating to bankruptcy, insolvency, liquidation, administration, arrangement, moratorium or re-organisation or other laws relating to or affecting generally the enforcement of the rights of creditors, and claims may be or become subject to set-off or counterclaim and, in particular (but without limiting the first part of this sentence), we express no opinion as to the effectiveness of any obligation expressed to be assumed by any English company which may subsequently be held to have been assumed during any relevant period prior to its insolvency or administration and to constitute a preference or a transaction at an undervalue;

5.5	equitable remedies, such as injunction and specific performance, are discretionary and may not be awarded by the English courts. In particular, such remedies may not be available where damages are considered to be an adequate and appropriate remedy;

5.6	an English court may stay proceedings or decline to accept jurisdiction if concurrent proceedings are pending or being brought elsewhere or if it decides that another jurisdiction is a more appropriate forum;

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5.7	any provision of the Guaranteed PanAmSat Acquisition Notes Indenture requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty. If the Guaranteed PanAmSat Acquisition Notes Indenture does not provide a contractual remedy for late payment of any amounts due thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to those amounts may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the Guaranteed PanAmSat Acquisition Notes Indenture may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment, within the meaning of that Act;

5.8	a provision that a calculation, determination or certificate will be conclusive and binding will not apply to a calculation, determination or certificate which is given unreasonably, arbitrarily or without good faith or which is fraudulent or manifestly inaccurate and will not necessarily prevent judicial enquiry into the merits of any claim;

5.9	failure to exercise a right may operate as a waiver of that right notwithstanding a provision to the contrary;

5.10	we express no opinion on any provision in the Guaranteed PanAmSat Acquisition Notes Indenture requiring written amendments and waivers thereof insofar as it suggests that oral or other amendments or waivers could not be effectively agreed upon or granted by the parties;

5.11	where any party to the Guaranteed PanAmSat Acquisition Notes Indenture is vested with a discretion or may determine a matter in its opinion, English courts may require that such a discretion be exercised reasonably or that such an opinion be based on reasonable grounds;

5.12	an English court may refuse to give effect to an undertaking to pay costs imposed upon a party in respect of the costs of any unsuccessful litigation brought against that party before it and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before it;

5.13	an undertaking to assume liability for, or to indemnify any person against, non-payment or insufficiency of stamp duty may be void or unenforceable under section 117 of the Stamp Act 1891 in respect of any United Kingdom stamp duty which may subsequently become payable;

5.14	we express no opinion as to whether any provision in the Guaranteed PanAmSat Acquisition Notes Indenture conferring a right of set-off or similar right would be effective against a liquidator, administrator or creditor;

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5.15	the question of whether or not any provisions of the Guaranteed PanAmSat Acquisition Notes Indenture which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion;

5.16	we express no opinion as to whether an English court would give effect to any currency indemnity clause contained in the Guaranteed PanAmSat Acquisition Notes Indenture. While English courts may now render judgments for a monetary amount in a foreign currency, the judgment may be converted into pounds sterling for the purposes of enforcement. There is also some possibility that an English court would hold that a judgment on the Guaranteed PanAmSat Acquisition Notes Indenture would supersede the Guaranteed PanAmSat Acquisition Notes Indenture so that any currency indemnity would not be held to survive judgment;

5.17	we express no opinion as to whether any waiver by any party of its rights to immunity from legal proceedings in respect of its obligations under the Guaranteed PanAmSat Acquisition Notes Indenture would be effective or enforceable;

5.18	where an obligation is to be performed or observed or is based upon a matter arising in a jurisdiction outside England or is governed by the laws of a jurisdiction outside England, such obligation may not be enforced under English law if it would be unlawful, unenforceable or contrary to public policy or exchange control regulations under the laws of such jurisdiction; and

5.19	we express no opinion on the accuracy or completeness of any statements or warranties of fact set out in the Guaranteed PanAmSat Acquisition Notes Indenture, which statements and warranties we have not independently verified.

This letter and the opinion set out herein are given only by Baker & McKenzie LLP, an English limited liability partnership, and not by or on behalf of Baker & McKenzie International (a Swiss Verein) or any other member firm thereof. In this letter the expressions “we”, “us”, “our” and like expressions should be construed accordingly.

This letter is given for your sole benefit in connection with the Registration Statement. For this purpose, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an as an exhibit to the Registration Statement and to the reference to our firm name in the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term

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“experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Save as otherwise expressly permitted above, this letter is not to be disclosed to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any public document without our prior written consent.

Yours faithfully

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP

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